UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Jabil Settlement Agreement and Mutual Release

On August 31, 2005, Digital Lightwave, Inc. (the “Company”) and Jabil Circuit, Inc. (“Jabil”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) relating to an earlier Settlement Agreement (the “2004 Settlement”) that the Company and Jabil entered into effective as of May 11, 2004. In connection with the 2004 Settlement, the Company executed and delivered to Jabil a purchase order, a promissory note in the original principal amount of approximately $3.0 million, and a second promissory note in the original principal amount of approximately $2.2 million.

More recently, in view of the fact that the Company’s current manufacturing needs have changed, Jabil and the Company have agreed to amicably settle all outstanding principal and interest financial obligations between them relating to the 2004 Settlement. Under the terms of the Settlement Agreement, Jabil will return to the Company approximately $810,000 in parts inventory and work-in-progress materials that have been purchased by the Company and warehoused at Jabil for Jabil’s use in the on-going manufacturing of the Company’s finished goods.

Pursuant to the Settlement Agreement, the Company agreed to pay Jabil $1,870,000 (the “Settlement Payment”) on or before August 31, 2005 (which payment was made on a timely basis), the Company and Jabil exchanged mutual releases (subject to specified exclusions), and the Company agreed to pick up leftover parts inventory and work-in-progress materials in Jabil’s possession no later than September 30, 2005.

The Settlement Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such document.

Borrowing From Optel Capital, LLC

To finance its obligation to pay the Settlement Payment to Jabil pursuant to the Settlement Agreement, on August 31, 2005, the Company borrowed $1,870,000 from Optel Capital, LLC (“Optel”). The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On August 31, 2005, the Company borrowed $1,870,000 from Optel to finance the Company’s obligation to pay the Settlement Agreement to Jabil pursuant to the Settlement Agreement. Optel is controlled by the Company’s largest stockholder and current Chairman of the Board, Dr. Bryan Zwan.

The loan is evidenced by a secured promissory note, bears interest at 10.0% per annum, and is secured by a security interest in substantially all of the Company’s assets. Principal and any accrued but unpaid interest under the secured promissory note is due and payable upon demand by Optel at any time after September 30, 2005; provided, however, that the entire unpaid principal amount of the loan, together with accrued but unpaid interest, shall become immediately due and payable upon demand by Optel at any time on or following the occurrence of any of the following events: (a) the sale of all or substantially all of the Company’s assets or, subject to certain exceptions, any merger or consolidation of the Company with or into another corporation; (b) the inability of the Company to pay its debts as they become due; (c) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (d) the execution by the Company of a general assignment for the benefit of creditors; (e) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or (f) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

The secured promissory note is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such document.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Settlement Agreement and Mutual Release effective August 31, 2005, between Digital Lightwave, Inc. and Jabil Circuit, Inc.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on August 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: September 6, 2005	By:	/s/ ROBERT F. HUSSEY
Robert F. Hussey
Interim President and
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Release effective August 31, 2005, between Digital Lightwave, Inc. and Jabil Circuit, Inc.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on August 31, 2005.